SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 31, 1996


                               SILGAN HOLDINGS INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



     Delaware                    33-28409                        06-1269834
- -------------------     ------------------------------      -------------------
  (State or other          (Commission File Number)            (IRS Employer
  jurisdiction of                                           Identification No.)
  incorporation)





         4 Landmark Square, Stamford, Connecticut                  06901
         ---------------------------------------------------------------
         (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code:  (203) 975-7110



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Item 5:  Other Events.

                  On May 31, 1996, Silgan Corporation ("Silgan"), a wholly owned subsidiary of Silgan Holdings Inc. ("Holdings"), and Silgan's wholly owned subsidiaries, Silgan Containers Corporation and Silgan Plastics Corporation, entered into an amendment to their Credit Agreement dated as of August 1, 1995 (as so amended, the "Credit Agreement"), pursuant to which, among other things, certain lenders thereunder have agreed to lend to Silgan an additional $125 million of B term loans under the Credit Agreement. The Credit Agreement permits Silgan to dividend and/or advance all of the proceeds of such additional $125 million of B term loans to Holdings so long as Holdings uses such funds to redeem $125 million principal amount of its 13-1/4% Senior Discount Debentures due 2002 (the "Debentures"). Holdings has provided the trustee under the indenture for the Debentures with written notice of its election to redeem $125 million principal amount of the Debentures on July 5, 1996. Silgan will borrow such additional $125 million principal amount of B term loans under the Credit Agreement immediately prior to July 5, 1996 and will dividend and/or advance such funds (along with additional funds from working capital borrowings under the Credit Agreement) to Holdings to enable Holdings to fund such redemption of $125 million principal amount of the Debentures along with accrued interest thereon.



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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      SILGAN HOLDINGS INC.


                                      By:/s/ Harley Rankin, Jr.
                                         -------------------------
                                         Harley Rankin, Jr.
                                         Executive Vice President,
                                         Chief Financial Officer
                                         and Treasurer

Date:  May 31, 1996



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